As filed with Securities and Exchange Commission on May 29, 2014
 Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________
Standard Pacific Corp.
(Exact name of registrant as specified in its charter)

Delaware	33-0475989
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15360 Barranca Parkway, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

2014 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of the plan)

John P. Babel, Esq.
Executive Vice President, General Counsel and Secretary
15360 Barranca Parkway
Irvine, California 92618
(949) 789-1600
(Name, address and telephone number (including area code) of agent for service)
___________________
With a copy to:
Jeffrey E. Beck
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004
(602) 382-6000
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities to be	Amount to be	offering price	aggregate	Amount of
Registered	registered(1)	per share(2)	offering price	registration fee
CoCCommon Stock, $0.01 par value, and Stock Purchase Rights attached thereto, issuable under the 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”)	55,000,000 shares	$7.70	$423,500,000	$54,547

(1)
Each share of Standard Pacific Corp.’s common stock includes a right to (i) purchase one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock , (ii) purchase shares of the Company with a market value equal to two times the exercise price (currently $20.00, subject to adjustment), or (iii) purchase shares of a successor company following a merger or other business combination involving the Company with a an aggregate market value equal to two times the exercise price, in each case pursuant to the Amended and Restated Rights Agreement, as amended, between Standard Pacific Corp. and Mellon Investor Services LLC, as Rights Agent.  Pursuant to Rule 416(a) there are also being registered additional shares of common stock that may become available for purchase in accordance with the provisions of the 2014 Plan to prevent dilution in the event of any future change in the outstanding shares of common stock as a result of a recapitalization stock dividends, stock splits or similar adjustments.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the common stock on the New York Stock Exchange on May 21, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

    *      The documents containing the information specified in Parts I and II of this Form S-8 will be delivered to each employee who is eligible to participate in the Standard Pacific Corp. 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by Standard Pacific Corp. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014.

(c) The Company’s Current Report on Form 8-K filed on May 8, 2014.

(c) The description of the Company’s Common Stock, $0.01 par value (the “Common Stock”), is contained in the Company’s Form 8-B, filed with the SEC on December 17, 1991 (Reg. No. 1-10959) including any amendments or reports filed for the purpose of updating such information.

(d) The description of the Registrant’s preferred stock purchase rights contained in its Registration Statement on Form 8-A (File No. 1-10959), filed with the Commission on December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

    In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of Section 145 of the DGCL provide that:

•
to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•
the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•
the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, The Company will indemnify any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. the Company may, in its discretion, similarly indemnify its employees and agents.

The Company has entered into indemnification agreements with its officers and directors.

The Company’s Certificate of Incorporation, as amended, relieves each of its directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

The Company currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    See Exhibit Index

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Item 9. Undertakings.

    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 29th day of May, 2014.

STANDARD PACIFIC CORP.

By	/s/ John P Babel, Esq.
John P. Babel, Esq.
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Scott D. Stowell and Jeff J. McCall his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ SCOTT D. STOWELL	Director, Chief Executive Officer and President (Principal Executive Officer)	May 29, 2014
Scott D. Stowell

/s/ JEFF J. MCCALL	Chief Financial Officer (Principal Financial and Accounting Officer)	May 29, 2014
Jeff J. McCall

/s/ BRUCE A. CHOATE	Director	May 29, 2014
Bruce A. Choate

/s/ RONALD R. FOELL	Director	May 29, 2014
Ronald R. Foell

/s/ DOUGLAS C. JACOBS	Director	May 29, 2014
Douglas C. Jacobs

/s/ DAVID J. MATLIN	Director	May 29, 2014
David J. Matlin

/s/ JOHN R. PESHKIN	Director	May 29, 2014
John R. Peshkin

/s/ PETER SCHOELS	Director	May 29, 2014
Peter Schoels

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INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 19, 2008

4.2	Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 11, 2012

4.3	Form of Specimen Stock Certificate	Incorporated by reference to Exhibit 28.3 to the Registration Statement on Form S-4 (file no. 33-42293) filed on August 16, 1991

4.4	Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on August 19, 2008

4.5	Amended and Restated Rights Agreement, dated as of December 20, 2011, between the Registrant and Mellon Investor Services LLC, as Rights Agent	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on December 22, 2011

4.6	2014 Omnibus Incentive Compensation Plan	Incorporated by reference to Appendix A to the Company’s 2014 Proxy Statement, filed on March 28, 2014

5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)	See Exhibit 5.1

24.1	Power of Attorney (on signature page)	See Signature Page

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